Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	Suzanne Charnas
	212-762-6901	212-761-3043

Morgan Stanley Reports Full-Year and Fourth Quarter Results

Full-Year Net Revenues of $24.7 Billion and EPS from Continuing Operations of $1.54, Including Three Quarters of Profitability

Fourth Quarter Loss from Continuing Operations of $2.24 per Share, Driven by Unprecedented Market Turmoil

Amidst Challenging Environment, Delivered Record Full-Year Results in Commodities, Foreign Exchange and Equity Sales and Trading including Equity Derivatives

Strong Full-Year Results in Global Wealth Management Group with Net New Assets of $35 Billion; Also Experienced Full-Year Loss in Asset Management including Merchant Banking

Since the Beginning of the Year, Significantly Reduced Leverage from 32.6x to 11.4x and Reduced Total Assets 37% to $658 Billion

Firm Taking Steps to Adapt Leading Institutional Securities Business to New Environment and Build Out Retail Banking Group

Beyond Savings from Significantly Lower Compensation in 2008, Firm Has Targeted $2 Billion in Annual Cost Savings

NEW YORK, December 17, 2008 – Morgan Stanley (NYSE: MS) today reported income from continuing operations for the fiscal year ended November 30, 2008 of $1,807 million, or $1.54 per diluted share, compared with $2,563 million, or $2.37 per diluted share, a year ago.  Net revenues were $24.7 billion, 12 percent below last year.  Non-interest expenses of $22.5 billion were 9 percent below 2007.  The return on average common equity from continuing operations was 5.2 percent, compared with 7.8 percent the prior year.

The loss from continuing operations for the fourth quarter was $2,195 million, or $2.24 per diluted share, compared with a loss of $3,588 million, or $3.61 per diluted share, in the fourth quarter of last year.  Net revenues were $1.8 billion, compared with negative $0.4 billion in last year’s fourth quarter.  Non-interest expenses of $5.2 billion, including non-cash charges of $725 million related to the impairment of goodwill and intangible assets, decreased 3 percent from a year ago.

Net income for the year was $1,707 million or $1.45 per diluted share, compared with $3,209 million, or $2.98 per diluted share, a year ago.  The return on average common equity for the year was 4.9 percent, compared with 8.9 percent a year ago.  For the quarter, the net loss was $2,295 million, or $2.34 per diluted share, compared with the net loss of $3,588 million, or $3.61 per diluted share, in the fourth quarter of 2007.  Net income for fiscal 2007 included the results of Discover Financial Services (Discover), which are reported in discontinued operations.  Costs in fiscal 2008 related to a legal settlement between Discover, Visa and MasterCard are also included in discontinued operations.

Full-Year Business Highlights

•
Despite the challenging environment in 2008, the Firm delivered three straight quarters of profitability for the first nine months of the year and was profitable for the full year with net income of $1.7 billion and net revenues of $24.7 billion.

•	The Firm substantially reduced its leverage and adjusted leverage ratios to 11.4x and 8.0x, respectively, from 32.6x and 17.6x at the end of fiscal 2007.
•	The Firm strengthened its capital position – with a total of $24.7 billion in new Tier-1 capital.
•	Equity sales and trading delivered record net revenues of $10.0 billion, an increase of 10 percent from last year, reflecting record results in derivatives and strong results in the cash businesses.
•
Fixed income sales and trading net revenues of $3.9 billion included record revenues in commodities and foreign exchange, offset by lower revenues in other interest rate, credit & currency products (IRCC) and net mortgage related losses of $2.6 billion.

•
Investment banking delivered net revenues of $3.6 billion, despite the challenging market environment, and advised on some of the year’s biggest transactions including the year’s largest airline merger, largest media transaction and several of the largest rights issues by financial institutions.

•	Asset Management experienced a pre-tax loss of $1.8 billion, driven primarily by markdowns in principal investments and lower assets under management.
•
Global Wealth Management Group delivered strong results and generated return on average common equity of 48 percent and net new assets of $35 billion for the year with average annualized revenue per global representative of approximately $746,000.

Firm Taking Actions to Ensure Strong Positioning for the Future

In recent months, the Firm has moved aggressively to further improve Morgan Stanley’s position in the rapidly changing market environment – including:

•
Targeting capital to businesses where Morgan Stanley has leading positions and where the Firm believes it will have better risk-adjusted returns, including Flow Trading, Equity Derivatives, Foreign Exchange, Interest Rates and Commodities.

•
Within our Institutional Securities business, engaging in a deliberate and focused reduction of balance sheet-intensive businesses including a resizing of Prime Brokerage, the exit of select Proprietary Trading strategies, the reduction of Principal Investments and the closure of Residential Mortgage Origination.

•	Targeting an additional $2 billion in cost savings including the annualized effect of the previously announced headcount reductions and additional non-compensation expense savings.
•
Developing a global strategic alliance with Mitsubishi UFJ Financial Group, Inc. (MUFG), Japan’s largest banking group with more than $1.3 trillion in deposits, and pursuing more than 12 different initiatives in corporate and investment banking, retail banking and lending activities.  These efforts are guided by an alliance steering committee composed of the four most senior executives from both Morgan Stanley and MUFG.

•
Launching a Retail Banking Group and recruiting veteran senior bankers Cece S. Sutton and Jonathan W. Witter to lead the business and to build bank deposits leveraging Morgan Stanley’s existing retail banking capabilities and financial holding company structure.

John J. Mack, Chairman and CEO, said, “The global capital markets – and the financial services industry – have experienced unprecedented turmoil in the past few months.  But the people of Morgan Stanley came together as never before to lead the Firm and our clients through this challenging environment.  These exceptional market conditions profoundly impacted our performance this year, especially in the fourth quarter.  However, we still achieved three quarters of profitable results and are moving aggressively to reposition the Firm for the future – continuing to resize our business, reduce legacy assets and further strengthen our balance sheet and capital position, which today includes an industry-leading Tier-1 capital ratio.

“Morgan Stanley is a premier global bank with first-class businesses, and even in these distressed markets, we still achieved record full-year results in commodities, foreign exchange and equity sales and trading, including equity derivatives, as well as strong performance in global wealth management.  The environment will continue to be challenging.  But we have successfully evolved and adapted our business across numerous cycles, and the current market dislocation gives us openings – including through our strategic alliance with Mitsubishi UFJ – to build market share, seize new opportunities and ultimately deliver long-term value to our shareholders.”

INSTITUTIONAL SECURITIES
FULL YEAR
Institutional Securities reported pre-tax income of $2,925 million, compared with $770 million in 2007.  Net revenues of $16.6 billion, increased 3 percent from $16.1 billion last year.  Results in the current year included mortgage related losses of approximately $2.6 billion compared with write-downs of $7.8 billion in 2007.1  The year’s pre-tax profit margin was 18 percent compared with 5 percent in 2007 and the return on average common equity was 9 percent compared with 4 percent in the prior year.
•	Advisory revenues declined 32 percent from last year’s record results to $1.7 billion, reflecting lower levels of activity due to the challenging market environment.
•
Underwriting revenues of $1.9 billion decreased 37 percent from last year’s record results, again reflecting lower levels of market activity.  Equity underwriting revenues declined 33 percent to $1.0 billion and fixed income underwriting revenues of $0.8 billion decreased 41 percent from the prior year.

•
Fixed income sales and trading net revenues were $3.9 billion, compared with $0.3 billion in the prior year which included the mortgage related losses noted above.[1]  The increase in net revenues reflected lower net mortgage related losses and record commodities revenues, which were partly offset by lower net revenues in IRCC.  Record commodities revenues increased from a year ago primarily reflecting higher market volatility and strong customer flow.  Within IRCC, continued dislocation in the credit markets resulted in a significant decline in credit products net revenues from a year ago including losses related to monoline exposure and unfavorable positioning.  These losses were partly offset by strong results in interest rates and record results in foreign exchange driven by higher levels of customer flow and market volatility.  Results for the year also included net revenues of $3.5 billion from the widening of Morgan Stanley’s credit spreads on certain long-term debt compared with $0.4 billion in the prior year.

1  $1.7 billion and $7.4 billion of the mortgage related losses for 2008 and 2007, respectively, were reported in fixed income sales and trading net revenue.  The remaining losses of $0.9 billion and $0.4 billion in 2008 and 2007, respectively, were included in the results of the Firm's subsidiary banks and reported in other sales and trading net revenue.

•
Equity sales and trading net revenues were $10.0 billion, a 10 percent increase from the prior year, as record net revenues in derivatives and solid results in the cash businesses and prime brokerage were partly offset by lower net revenues in proprietary trading.  Results for the year included net revenues of $1.6 billion from the widening of Morgan Stanley’s credit spreads on certain long-term debt compared with $0.4 billion in the prior year.

•
Other sales and trading losses of approximately $3.1 billion primarily resulted from net mark-to-market losses of $3.3 billion on loans and commitments, largely related to acquisition financing to non-investment grade companies, and write-downs of $1.2 billion on securities in the Firm’s subsidiary banks. These losses were partly offset by gains of approximately $1.1 billion related to the de-designation of hedges against certain Morgan Stanley debt.

•
Investment losses were $2.5 billion for the year compared with gains of $1.5 billion in 2007, reflecting losses on investments in real estate funds, investments for the benefit of our employee deferred compensation and co-investment plans, and other principal investments.

•	Other revenues included gains of $2.1 billion related to the repurchase of Morgan Stanley debt and gains of nearly $1.5 billion on the secondary and follow-on offerings of MSCI Inc.
•
Non-interest expenses were $13.7 billion, compared with $15.3 billion in the prior year.  Compensation costs, including $653 million in severance, decreased significantly from last year due to lower net revenues across the business and the challenging market environment.  Non-compensation expenses for fiscal 2008 included a charge of approximately $694 million for the impairment of goodwill and intangible assets related to certain fixed income businesses and results for the prior year included the reversal of the Coleman litigation reserve.  Excluding the impairment charge and the reserve reversal, non-interest expenses decreased 17 percent from the prior year.

FOURTH QUARTER
Institutional Securities posted a pre-tax loss of $2.1 billion, compared with a $6.5 billion loss in the fourth quarter of fiscal 2007.  Net revenues were $0.8 billion, compared with negative $3.4 billion a year ago.  Results in the current quarter included mortgage related losses of $1.2 billion compared with approximately $9.4 billion in the prior year’s fourth quarter.2
•	Advisory revenues were $528 million, a 32 percent decrease from last year’s fourth quarter reflecting lower levels of activity due to the challenging market environment.

2  $0.7 billion and $9.0 billion of the mortgage related losses for 4Q08 and 4Q07, respectively, were reported in fixed income sales and trading net revenue.  The remaining losses of $0.5 billion and $0.4 billion in 4Q08 and 4Q07, respectively, were included in the results of the Firm's subsidiary banks and reported in other sales and trading net revenue.

•
Underwriting revenues of $215 million decreased 63 percent from last year’s fourth quarter, again reflecting lower levels of market activity.  Equity underwriting revenues were $107 million, a 69 percent decrease from the prior year’s fourth quarter.  Fixed income underwriting revenues decreased 54 percent to $108 million from last year’s fourth quarter.

•
Fixed income sales and trading net losses were $1.2 billion, compared with net losses of $7.9 billion in the fourth quarter of last year, which included the mortgage related write-downs noted above.[2]  The increase in net revenues reflected lower net mortgage related losses and higher results in commodities, which were partly offset by lower net revenues in IRCC.  Commodities revenues increased substantially from a year ago primarily reflecting higher market volatility and strong customer flow.  Within IRCC, a significant decline in credit products revenue, reflecting the continued dislocation in the credit markets and unfavorable positioning, was partly offset by record results in foreign exchange driven by higher levels of customer flow and market volatility.  Results for the quarter also included net revenues of $2.0 billion from the widening of Morgan Stanley’s credit spreads on certain long-term debt compared with $0.2 billion in the prior year.

•
Equity sales and trading net revenues of $1.7 billion were 30 percent below last year’s fourth quarter.  Results for the quarter included lower net revenues in prime brokerage and the cash businesses and net losses in proprietary trading which were partly offset by higher results in derivatives.  Results for the quarter also included net revenues of $0.7 billion from the widening of Morgan Stanley’s credit spreads on certain long-term debt compared with $0.3 billion in the prior year.

•
Other sales and trading net losses of approximately $1.1 billion primarily resulted from net mark-to-market losses of $1.7 billion on loans and commitments, largely related to acquisition financing to non-investment grade companies, and write-downs of $0.8 billion on securities in the Firm’s subsidiary banks.[2]  These losses were partly offset by gains of approximately $1.1 billion related to the de-designation of hedges against certain Morgan Stanley debt.

•
Investment losses were $1.8 billion compared with gains of $0.5 billion in the fourth quarter of last year, reflecting losses on investments in real estate funds, investments for the benefit of our employee deferred compensation and co-investment plans, and other principal investments.

•	Other revenues included gains of $2.1 billion related to the repurchase of Morgan Stanley debt.
•
The Company’s average trading VaR measured at the 95 percent confidence level was $98 million compared with $89 million in the fourth quarter of fiscal 2007 and $99 million in the third quarter of 2008.  Total aggregate average trading and non-trading VaR was $119 million, compared with $98 million in the fourth quarter of fiscal 2007 and $128 million in the third quarter of 2008.  At quarter-end, the Company’s trading VaR was $104 million, compared with $92 million in the third quarter of 2008, and the aggregate trading and non-trading VaR was $135 million compared with $119 million in the prior quarter.  Average trading VaR remained unchanged from last quarter as increases in VaR, driven primarily by higher spread and volatility levels, were offset by a reduction in key trading risks.

•
Non-interest expenses were $2.9 billion, a decrease of 4 percent from the fourth quarter of last year.  Compensation costs, including $256 million in severance, decreased significantly from last year’s fourth quarter.  Non-compensation expenses increased from a year ago, resulting from the impairment charge noted above and the reversal of the Coleman litigation reserve included in the prior year.  Excluding these items, non-interest expenses decreased 34 percent from the prior year.

GLOBAL WEALTH MANAGEMENT GROUP
FULL YEAR
Global Wealth Management Group reported pre-tax income of $1,154 million, largely unchanged from 2007.  The year's pre-tax profit margin was 16 percent compared with 17 percent in 2007 and the return on average common equity was 48 percent compared with 41 percent last year.  Results for the year included pre-tax income of $687 million related to the sale of the Spanish onshore wealth management business, Morgan Stanley Wealth Management S.V., S.A.U., which was largely offset by write-downs and charges related to Auction Rate Securities (ARS).
•
Excluding the gains from the sale noted above, net revenues were $6.3 billion, down 5 percent from a year ago.  Lower asset management and transactional revenues including lower underwriting revenues, were partly offset by higher net interest revenues from growth in the bank deposit sweep program.  The decline in asset management revenues reflected a change in the classification of sub-advisory fees due to changes in certain customer agreements and the termination of certain fee-based brokerage programs in the fourth quarter of 2007.[3] The decline in transactional revenues reflected write-downs of $108 million on $3.8 billion of ARS, and lower levels of market activity.[4]

•
Non-interest expenses of $5.9 billion included charges of $532 million related to the previously announced ARS settlement.  Excluding this charge, non-interest expense decreased 3 percent from a year ago.  Compensation costs, including $41 million in severance, are down slightly from a year ago.  Excluding the ARS charges noted above, non-compensation expenses declined 8 percent from a year ago, primarily reflecting the change in the classification of certain sub-advisory fees noted above.[3]

3   Beginning in 1Q08, certain sub-advisory fees are reported as a reduction to asset management, distribution and administration fees, reflecting changes to certain customer agreements.  In prior periods, these fees were reported as non-compensation expenses.
4   Under the ARS settlement, approximately $6.4 billion of auction rate securities in client accounts were eligible for repurchase.  As of November 30, 2008, Global Wealth Management Group repurchased approximately $3.8 billion of these assets.

FOURTH QUARTER
Global Wealth Management Group posted a pre-tax loss of $55 million, compared with pre-tax income of $378 million in the fourth quarter of last year.  The results for the quarter included a write-down of $108 million related to ARS securities repurchased from clients and a further charge of $256 million related to the ARS settlement previously announced.4
•
Net revenues were $1.4 billion, down 21 percent from a year ago.  The decline reflected lower transactional revenues, primarily write-downs of $108 million related to ARS and lower underwriting revenues.  The decline in asset management revenues primarily reflected lower client asset levels and the change in the classification of certain sub-advisory fees noted above.[3]

•
Non-interest expenses of $1.5 billion included a charge of $256 million related to remaining customer assets covered under the ARS settlement but not yet repurchased.  Excluding this charge, non-interest expense decreased 13 percent from a year ago.  Compensation costs, including $15 million in severance, decreased from a year ago, primarily reflecting lower net revenues.  Excluding the ARS charge noted above, non-compensation expenses declined from a year ago primarily reflecting the change in the classification of certain sub-advisory fees noted above.[3]

•
Total client assets of $546 billion declined $212 billion, or 28 percent, from last year’s fourth quarter, primarily driven by asset depreciation.  Client assets in fee-based accounts were $136 billion, a 32 percent decrease from a year ago and represent 25 percent of total client assets.

•	The 8,426 global representatives at quarter-end achieved average annualized revenue per global representative of $672,000 and total client assets per global representative of $65 million.

ASSET MANAGEMENT
FULL YEAR
Asset Management posted a pre-tax loss of $1,807 million, compared with pre-tax income of $1,467 million last year. Net revenues of $1.3 billion decreased $4.2 billion, or 76 percent, from the prior year.
•
Net revenues in the Core business[5] were $1.6 billion, down 49 percent from the prior year.  The decrease was driven by principal investment losses and losses of $470 million related to securities issued by structured investment vehicles (SIVs) held on our balance sheet.[6] Additionally, management and administrative fees decreased, primarily related to lower performance fees in our alternatives business and lower assets under management.

5  Includes traditional, hedge funds and fund of funds asset management.
6  The market value of SIVs held on balance sheet at November 30, 2008 was $209 million.

•
Net revenues in the Merchant Banking business were a negative $355 million, down from a positive $2,276 million last year.  The decrease was driven by losses on principal investments in the real estate and private equity businesses compared with strong gains a year ago.

•
Non-interest expenses of $3.1 billion decreased 23 percent from a year ago primarily resulting from decreased compensation costs reflecting lower net revenues and losses associated with principal investments for the benefit of our deferred compensation and co-investment plans, partly offset by severance of $97 million.  Non-compensation expenses increased from last year primarily reflecting operating costs and an impairment charge of $243 million associated with our Crescent real estate subsidiary,[7] partly offset by lower levels of business activity.

FOURTH QUARTER
Asset Management posted a pre-tax loss of $1,215 million, compared with pre-tax income of $294 million in last year’s fourth quarter.  Net revenues were a negative of $386 million, compared with a positive $1,252 million a year ago.
•
Net revenues in the Core business[5] were $68 million, down from $747 million in the prior year.  The decrease was driven by principal investment losses and losses of $187 million related to securities issued by SIVs held on our balance sheet.  Additionally, the decrease in management and administrative fees were primarily related to lower assets under management and lower performance fees in our alternatives business.

•
Net revenues in the Merchant Banking business were a negative $454 million, down from a positive $505 million last year.  The decrease was primarily driven by losses on principal investments in the real estate and private equity businesses compared with strong gains a year ago.

•
Non-interest expenses decreased 13 percent to $829 million from a year ago.  Compensation costs declined on lower net revenues including losses associated with principal investments for the benefit of our employee deferred compensation and co-investment plans, partly offset by severance of $41 million.  Non-compensation expenses increased from a year ago primarily reflecting operating costs and an impairment charge of $243 million associated with our Crescent real estate subsidiary,[7] partly offset by lower levels of business activity.

7  Beginning May 31, 2008, the assets and liabilities of the Crescent Real Estate Limited Partnership were included in the Company’s consolidated results.

•
Assets under management or supervision at November 30, 2008 of $399 billion declined $198 billion, or 33 percent, from a year ago, partly reflecting the unprecedented reduction in asset values experienced within the industry.  The industry also experienced unprecedented customer outflows.  Morgan Stanley Asset Management's decline in assets under management included net customer outflows of $76.5 billion for the quarter, primarily in the Firm’s money market and long-term fixed income funds.

YEAR-END COMPENSATION
Given the extraordinary challenges facing the financial industry this year, the Firm's Board of Directors and senior management team have taken a number of steps regarding year-end compensation.
•
John Mack, Chairman and CEO, and Co-Presidents Walid Chammah and James Gorman have forgone a bonus for 2008. The 2008 year-end compensation for the 14 members of the Firm's Operating Committee is down an average of 75 percent, while the 2008 year-end compensation for the 35 members of the Management Committee is down an average of 65 percent versus last year.

•
Excluding Financial Advisor compensation, the Firm’s bonus pool is down approximately 50 percent for 2008, reflecting the difficult market conditions, stock price performance and our full-year earnings in this challenging environment.  This bonus pool represents only one part of the Firm’s total compensation costs – most of which are non-discretionary costs, including base salaries, 401(k) matching contributions, commissions to global representatives and benefits.

•	The Firm’s compensation-to-net revenue ratio for 2008 was 49.7 percent. Excluding severance of $791 million, the ratio was 46.5 percent.
•
The Firm is implementing a new clawback provision in year-end compensation pertaining to part of the bonus deferral that could be triggered if an individual engages in certain conduct detrimental to the Firm causing, for example, the need for a restatement of results, a significant financial loss or other reputational harm to the Firm or one of its businesses.

OTHER MATTERS
The annual effective tax rate from continuing operations for fiscal 2008 was 21.0 percent, down from 24.5 percent a year ago.  The decrease in the rate reflected lower earnings and a change in the geographic mix of earnings, partly offset by an increase in the rate due to the goodwill impairment charge noted above.

During the quarter, Discover announced the settlement of its lawsuit with Visa and MasterCard.  At the time of the spin-off of Discover, Morgan Stanley and Discover negotiated an agreement that entitled Morgan Stanley to receive approximately $1.3 billion pre-tax in connection with this settlement.  However, Discover contends that Morgan Stanley is in breach of the agreement.  Morgan Stanley has filed a lawsuit to enforce this agreement.  This revenue has not yet been included in the Firm’s financial results.

On December 16, 2008, the Board of Directors of Morgan Stanley approved a change in the Firm’s fiscal year end from November 30 to December 31 of each year.  This change to a calendar year reporting cycle will begin January 1, 2009.  As a result of the change, the Company will have a December 2008 fiscal month transition period, the results of which are expected to be separately reported in the Company's Quarterly Report on Form 10-Q for the new calendar first quarter ending March 31, 2009 and in the Company's Annual Report on Form 10-K for calendar year 2009.  The Company expects this change to also impact any record dates and payment dates for any dividends to be paid on the Company’s common stock, as may be approved by the Board in the future, as compared to such dates in fiscal 2008.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share.  The dividend is payable on February 13, 2009 to common shareholders of record on January 30, 2009.  The Company also announced that its Board of Directors declared a quarterly dividend of $348.35 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.34835) to be paid on January 15, 2009 to preferred shareholders of record on December 31, 2008; a quarterly dividend of $25.56 per share of perpetual Fixed Rate Non-Cumulative Convertible Preferred Stock, Series B to be paid on January 15, 2009 to preferred shareholders of record on December 31, 2008; a quarterly dividend of $25.56 per share of perpetual Fixed Rate Non-Cumulative Preferred Stock, Series C to be paid on January 15, 2009 to preferred shareholders of record on December 31, 2008; and a quarterly dividend of $10.69 on each depository share of perpetual Fixed Rate Cumulative Preferred Stock, Series D to be paid on January 15, 2009 to preferred shareholders of record on December 31, 2008.

Total capital as of November 30, 2008 was $192.3 billion, including $61.1 billion of common equity, preferred equity and junior subordinated debt issued to capital trusts.  As of November 30, 2008, the Company has repurchased 39 million shares of its common stock during this fiscal year as part of its capital management share repurchase program and book value per common share was $30.24, based on 1.0 billion shares outstanding.

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 37 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements including statements related to projected cost savings. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company's Current Reports on Form 8-K.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Nov 30, 2008	Nov 30, 2007	Aug 31, 2008	Nov 30, 2007	Aug 31, 2008	Nov 30, 2008	Nov 30, 2007	Change
Net revenues
Institutional Securities	$844	$(3,407)	$5,919	125%	(86%)	$16,622	$16,102	3%
Global Wealth Management Group	1,422	1,789	1,555	(21%)	(9%)	7,019	6,625	6%
Asset Management	(386)	1,252	647	(131%)	(160%)	1,292	5,493	(76%)
Intersegment Eliminations	(51)	(66)	(64)	23%	20%	(194)	(241)	20%
Consolidated net revenues (1)	$1,829	$(432)	$8,057	*	(77%)	$24,739	$27,979	(12%)

Income / (loss) before taxes (2)
Institutional Securities	$(2,083)	$(6,461)	$2,191	68%	(195%)	$2,925	$770	*
Global Wealth Management Group	(55)	378	(34)	(115%)	(62%)	1,154	1,155	--
Asset Management	(1,215)	294	(204)	*	*	(1,807)	1,467	*
Intersegment Eliminations	3	3	3	--	--	15	2	*
Consolidated income / (loss) before taxes	$(3,350)	$(5,786)	$1,956	42%	*	$2,287	$3,394	(33%)
Earnings / (loss) applicable to common shareholders	$(2,365)	$(3,605)	$1,414	34%	*	$1,588	$3,141	(49%)

Earnings per basic share: (3)
Income from continuing operations	$(2.24)	$(3.61)	$1.36	38%	*	$1.64	$2.49	(34%)
Discontinued operations (4)	$(0.10)	$-	$-	*	*	$(0.10)	$0.64	(116%)
Earnings per basic share	$(2.34)	$(3.61)	$1.36	35%	*	$1.54	$3.13	(51%)

Earnings per diluted share: (3)
Income from continuing operations	$(2.24)	$(3.61)	$1.32	38%	*	$1.54	$2.37	(35%)
Discontinued operations (4)	$(0.10)	$-	$-	*	*	$(0.09)	$0.61	(115%)
Earnings per diluted share	$(2.34)	$(3.61)	$1.32	35%	*	$1.45	$2.98	(51%)

Average common shares outstanding
Basic	1,011,232,326	999,553,568	1,042,541,501			1,028,180,275	1,001,878,651
Diluted	1,011,232,326	999,553,568	1,072,015,729			1,095,704,880	1,054,240,169
Period end common shares outstanding	1,047,598,394	1,056,289,659	1,109,155,431			1,047,598,394	1,056,289,659

Return on average common equity
from continuing operations	*	*	16.5%			5.2%	7.8%
Return on average common equity	*	*	16.5%			4.9%	8.9%

(1)
The quarter ended November 30, 2008 includes $2,252 million related to the repurchase of the Company's long term debt which is reported as follows: Institutional Securities: $2,135 million, Global Wealth Management: $43 million and Asset Management: $74 million.

(2)
Represents consolidated income / (loss) from continuing operations before taxes and gain / (loss) from discontinued operations. The quarter ended November 30, 2008 includes a charge of $725 million primarily related to the impairment of goodwill and intangible assets in the Company's fixed income business (reported in Institutional Securities) and impairment charges of $243 million related to the Company's Crescent real estate subsidiary (reported in Asset Management).

(3)
Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year. Fiscal 2007 and 2008 are also affected by the losses reported for the quarters ended November 30, 2007 and November 30, 2008. As a result of these losses, basic and diluted shares outstanding are equal for these periods. Earnings per diluted share for the fiscal 2008 year is calculated under the two-class method.

(4)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Nov 30, 2008	Nov 30, 2007	Aug 31, 2008	Nov 30, 2007	Aug 31, 2008	Nov 30, 2008	Nov 30, 2007	Change
Revenues:
Investment banking	$788	$1,569	$1,146	(50%)	(31%)	$4,092	$6,368	(36%)
Principal transactions:
Trading	(2,324)	(7,171)	2,604	68%	(189%)	5,073	3,206	58%
Investments	(2,929)	820	(453)	*	*	(4,192)	3,262	*
Commissions	1,039	1,290	1,070	(19%)	(3%)	4,463	4,682	(5%)
Asset management, distribution and admin. fees	1,223	1,743	1,423	(30%)	(14%)	5,660	6,519	(13%)
Other (1)	2,800	371	1,125	*	149%	6,062	1,161	*
Total non-interest revenues	597	(1,378)	6,915	143%	(91%)	21,158	25,198	(16%)

Interest and dividends	6,851	16,107	9,792	(57%)	(30%)	40,725	60,083	(32%)
Interest expense	5,619	15,161	8,650	(63%)	(35%)	37,144	57,302	(35%)
Net interest	1,232	946	1,142	30%	8%	3,581	2,781	29%
Net revenues	1,829	(432)	8,057	*	(77%)	24,739	27,979	(12%)

Non-interest expenses:
Compensation and benefits	1,580	3,187	3,695	(50%)	(57%)	12,306	16,552	(26%)

Non-compensation expenses:
Occupancy and equipment	435	312	309	39%	41%	1,359	1,130	20%
Brokerage, clearing and exchange fees	389	470	378	(17%)	3%	1,659	1,656	--
Information processing and communications	322	328	302	(2%)	7%	1,241	1,193	4%
Marketing and business development	218	271	168	(20%)	30%	776	813	(5%)
Professional services	529	676	457	(22%)	16%	1,837	2,112	(13%)
Other (2)	1,706	110	792	*	115%	3,274	1,129	190%
Total non-compensation expenses	3,599	2,167	2,406	66%	50%	10,146	8,033	26%

Total non-interest expenses	5,179	5,354	6,101	(3%)	(15%)	22,452	24,585	(9%)

Income / (loss) from continuing operations before taxes	(3,350)	(5,786)	1,956	42%	*	2,287	3,394	(33%)
Income tax provision / (benefit) from continuing operations	(1,155)	(2,198)	531	47%	*	480	831	(42%)
Income / (loss) from continuing operations	(2,195)	(3,588)	1,425	39%	*	1,807	2,563	(29%)

Discontinued operations (3)
Gain / (loss) from discontinued operations before taxes	(100)	0	0	*	*	(100)	1,024	(110%)
Income tax provision / (benefit) from discontinued operations	0	0	0	--	--	0	378	*
Gain / (loss) from discontinued operations	(100)	0	0	*	*	(100)	646	(115%)
Net income / (loss)	$(2,295)	$(3,588)	$1,425	36%	*	$1,707	$3,209	(47%)
Earnings / (loss) applicable to common shareholders	$(2,365)	$(3,605)	$1,414	34%	*	$1,588	$3,141	(49%)

Return on average common equity
from continuing operations	*	*	16.5%			5.2%	7.8%
Return on average common equity	*	*	16.5%			4.9%	8.9%
Pre-tax profit margin	*	*	24%			9%	12%
Compensation and benefits as a % of net revenues	86%	*	46%			50%	59%
Non-Compensation expenses as a % of net revenues	197%	*	30%			41%	29%
Effective tax rate	*	*	27.1%			21.0%	24.5%

(1)
The quarter ended November 30, 2008 includes $2,252 million related to the repurchase of the Company's long term debt which is reported as follows: Institutional Securities: $2,135 million, Global Wealth Management: $43 million and Asset Management: $74 million.

(2)
The quarter ended November 30, 2008 includes a charge of $725 million primarily related to the impairment of goodwill and intangible assets in the Company's fixed income business (reported in Institutional Securities) and impairment charges of $243 million related to the Company's Crescent real estate subsidiary (reported in Asset Management).

(3)
All periods have been restated to include the results of Discover Financial Services in discontinued operations. The quarter ended November 30, 2008 includes payments related to a legal settlement between Discover Financial Services, Visa and MasterCard.

Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.